UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a - 6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
HELEN OF TROY LIMITED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EXPLANATORY NOTE
ADDITIONAL INFORMATION

EXPLANATORY NOTE
On August 15, 2008, Helen of Troy Limited (the “Company”) sent the following letter to Fidelity Investments, one of the Company’s shareholders. This letter is filed hereby to the extent it may be deemed additional soliciting materials within the meaning of the Securities Exchange Act of 1934, as amended.

August 15, 2008
Joe Vitelli
Fidelity Management and Research Group
Investment Proxy Research
One Spartan Way TS1E
Merrimack, NH 03054

Re:	Helen of Troy Limited 2008 Non-Employee Directors Stock Incentive Plan and 2008 Stock Incentive Plan
Dear Mr. Vitelli:
     Thank you for the information relating to Fidelity’s proxy voting guidelines, which provide that a plan should not allow the applicable vesting periods to be waived on a discretionary basis except in the case of death, disability, retirement, or change in control. Further, it is our understanding that Fidelity’s guidelines set forth that any tenure-based full-value award under a company’s stock incentive plans should be subject to a minimum 3-year vesting period and performance-based full-value awards should be subject to a minimum 1-year vesting period.
     Based on our understanding of those guidelines, Helen of Troy Limited management will recommend to our Compensation Committee to amend, or establish formal procedures under, the 2008 Stock Incentive Plan and the 2008 Non-Employee Directors Stock Incentive Plan to provide that the applicable vesting periods may not be waived on a discretionary basis except in the case of death, disability, retirement, or change in control. We will also recommend to our Compensation Committee to amend, or establish formal procedures under, the 2008 Stock Incentive Plan to provide that any tenure-based full-value award under such plan would be subject to a minimum 3-year vesting period and any performance-based full-value award under such plan would be subject to a minimum 1-year vesting period. Similarly, under the 2008 Non-Employee Directors Stock Incentive Plan, any discretionary grants of equity awards (for examples, grants made for purposes other than regular board of director and committee fees and retainers) under such plan we will adhere to the same minimum vesting periods as the 2008 Stock Incentive Plan.
     We believe the proposed amendments or formal procedures to the above plans would make the required vesting periods consistent with Fidelity’s current voting guidelines. Please contact me if you have any comments or questions regarding the plans or this letter.
Sincerely,
Robert Spear
Senior Vice President and Chief Information Officer
Helen of Troy Limited

ADDITIONAL INFORMATION
Helen of Troy Limited has filed a definitive Proxy Statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) relating to the solicitation of proxies from the stockholders of the Company in connection with its annual general meeting of stockholders and the approval of proposals set forth therein. The annual general meeting of stockholders is scheduled to occur on Tuesday, August 19, 2008, at 1:00 p.m. Mountain Daylight Time at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas 79901. All investors and security holders are advised to read the Proxy Statement in its entirety, because it contains important information regarding the Company and the proposals. The Company has mailed the definitive Proxy Statement to its stockholders. Investors and security holders may obtain a free copy of the definitive Proxy Statement and other documents filed by the Company with the SEC at the SEC’s web site at http://www.sec.gov.